EXHIBIT 15.1

Date:    December 17, 2003

Tower Semiconductor Ltd.
Migdal Ha'emek
Israel

We have made a review, in accordance with standards established by the Institute of Certified Public Accountants in Israel, of the unaudited interim consolidated financial statements of Tower Semiconductor Ltd. (the "Company") and its subsidiary for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003, as indicated in our reports dated May 1, 2003, August 8, 2003, and December 17, 2003, respectively; because we did not perform an audit, we expressed no opinion on these interim financial statements.

We are aware that our reports relating to the periods ended March 31, 2003 and June 30, 2003, which were included in the Company's Immediate Reports on Form 6-K relating to the Company's unaudited interim consolidated financial statements for the quarters ended March 31, 2003 and June 30, 2003, submitted on May 4, 2003 and August 11, 2003, are incorporated by reference in this Registration Statement. We are further aware that our report relating to the period ended September 30, 2003 is being used in this Registration Statement (File No. 333-110486).

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a "part" of the Registration Statement prepared or certified by an accountant or a "report" prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Brightman Almagor & Co.

Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel